[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [***], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

SOFTWARE LICENSE AND SERVICES AGREEMENT

THIS AGREEMENT (the "**Agreement**") is entered as of this 3rd day of November, 2007 (the "**Effective Date**"),

BETWEEN:

Plus 44 Holdings Inc. a corporation incorporated pursuant to the laws of the Republic of Panama, with offices at Edificio ADR, Piso 13, Avenida Samuel Lewis y Calle 58, Obarrio, Panama City, Republic of Panama

("**PLUS 44**")

- and -

Cuchulainn Holdings Inc. a corporation incorporated pursuant to the laws of the Republic of Panama, with offices at Casa 9, Calle 5, Villa Zaita, Las Cumbres, Republic of Panama

("**LICENSEE**")

Plus 44 and Licensee are each a "party" and may collectively be referred to as the "parties"

1 **Background**

1.1 **WHEREAS** PLUS 44 is in the business of the development, licensing and sublicensing Internet gaming products and services

1.2 **AND WHEREAS** LICENSEE wishes to establish and operate an Internet-based gaming facility and, in connection therewith, to license and sublicense certain Internet gaming software products from PLUS 44 and to engage PLUS 44 (through itself or third parties) to provide certain Internet gaming services related thereto

1.3 **AND WHEREAS** PLUS 44 wishes to grant to the LICENSEE the requisite licenses and sublicenses to use the Internet gaming software products and related gaming services in connection with the establishment and operation of an Internet-based gaming facility in accordance with the terms and conditions set out herein

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the sufficiency of which is hereby acknowledged, PLUS 44 and the LICENSEE agree as follows:

2 **Internet Gaming Products License**

2.1 **License.** PLUS 44 hereby grants to the LICENSEE a non-exclusive, worldwide, non-sublicensable, non-transferable, non-assignable, revocable license and sublicense during the Term (as defined below) to use the Internet gaming software products and gaming software management tools (collectively, the "Gaming Products") identified in **Schedule "A" Gaming Products and Compensation** attached hereto, to operate an Internet-

based gaming facility, in accordance with and subject to the terms and conditions set out herein.

2.2 Plus 44 agrees promptly after the Effective Date of this Agreement to deliver and to disclose to duly authorized representatives of Licensee, (i) all Know-how and proprietary technical data, methods, processes, including the technology, and other information and specifications relating to the Know-How and (ii) copies of all patent prosecution documents concerning the Patents and Technology, and any other documents relevant to the Technology and Know-how that have not been provided to Licensee as of such date.

3. **Limitations on Use**

3.1 **Gaming Product Use.** The LICENSEE shall not, without the express prior written consent of PLUS 44:

(a) use the Gaming Products for any purpose other than for the operation of an Internet-based gaming facility from the website(s) located at each of the following Uniform Resource Locator (URLs):

(i) www.game4green.com,

(ii) www.game4green.net or such other URLs as the parties can agree prior to Go-Live Date(the "Website(s)");

(b) sublicense any or all of its rights and interest in and to the Gaming Products to anyone;

(c) reverse engineer, decompile or disassemble the Gaming Products;

(d) copy any of the Gaming Products or PLUS 44 documentation related thereto for any other purpose other than as contemplated herein; or

(e) remove or modify any proprietary notices of PLUS 44 or its licensors contained in the Gaming Products

4. **Third Party Licenses**

4.1 **Sublicenses.** In the event that LICENSEE is licensed or sublicensed Gaming Products that are supplied by parties other than PLUS 44 or an affiliated company, LICENSEE covenants that it will comply with any and all additional terms and conditions with respect to such Gaming Products that are applicable to it and PLUS 44 from time to time.

5. **Exclusivity**

5.1 **Competition Restriction.** During the Term, the LICENSEE shall not, without the prior written consent of PLUS 44, directly or indirectly:

(a) operate an Internet-based gaming facility which involves the use, in any way, of software gaming products or services of any person other than PLUS 44 or its affiliates (the "Third Party Gaming Products and Services"); unless PLUS 44 cannot supply a desirable software gaming product or service, and, if such is the

case, after such reasonable time to procure the supply by PLUS 44, LICENSEE shall be permitted to engage a third party provider for that particular supply; or

(b) otherwise promote, sell, license, distribute or otherwise exploit Third Party Gaming Products and Services

6. **Services**

6.1 **Services**. The LICENSEE hereby engages PLUS 44 to provide (or cause to provide) services (collectively, the "Services") as identified in

(a) **Schedule "B" Transaction Processing Services, Customer Service and Risk Management**;

(b) **Schedule "C" Hosting;** and

(c) **Schedule "D" Website(s) Development**

PLUS 44 agrees to render the Services (or cause such Services to be rendered) in accordance with and subject to the terms and conditions set out in such schedules, and otherwise set out herein. PLUS 44 may subcontract all or any portion of any of the Services.

6.2 **Hardware**. PLUS 44 shall be responsible for the provision of all computers, routers, cabling, monitors, hard drives, servers, back-up systems, firewalls and other equipment (collectively, the "Hardware") at its (or its suppliers') premises in Malta or other locations designated by PLUS 44 at its sole discretion, and maintain the Hardware as necessary for the operation of the Gaming Products and otherwise rendering the Services.

7. **Compensation**

7.1 **Fees and Royalties.** The LICENSEE shall pay to PLUS 44 the amounts (the "Compensation") set out in the Schedules attached hereto, in accordance with the terms therein and as otherwise provided in the Agreement or as otherwise agreed to from time to time.

8. **Marketing and Promotion**

8.1 **Best Effort Promotions.** The LICENSEE shall use its best efforts to actively market and promote the Website(s). Unless otherwise agreed to by the parties in writing, the LICENSEE shall be responsible for all marketing and promotion of the Gaming Products and the Website(s) (including all associated costs thereof). All marketing and promotional activities of the LICENSEE shall strictly comply with Applicable Legislation (as defined in **Subsection 9**) and applicable PLUS 44 Policies (as defined in **Subsection 9**).

8.2 **Client Application.** If applicable, PLUS 44 shall supply the LICENSEE with the Windows client programs containing the downloadable Gaming Products licensed hereunder that may be distributed by the LICENSEE to its end users or potential end users. The LICENSEE shall bear all costs relating to any such distribution. PLUS 44 shall permit the LICENSEE's customers to install or download the Windows® client

programs which in turn shall allow users to access the Gaming Products The LICENSEE shall not, without the express prior written consent of PLUS 44:

(a) use the Windows client programs provided by PLUS 44 for any purpose other than for the distribution to the LICENSEE's end users and potential end users or as set forth in this Agreement;

(b) reformat, disassemble or otherwise modify all or any portion of the Windows client program or PLUS 44 documentation related thereto; or

(c) remove or modify any proprietary notices of PLUS 44 or its licensors contained in the Windows client programs.

8.3 **Press and Promotion.** Each of LICENSEE and PLUS 44 acknowledges that in order to build awareness and brand recognition of the Gaming Products offered by LICENSEE and other PLUS 44 licensees, the promotion of player wins, large jackpot balances and other newsworthy events is necessary and each of LICENSEE and PLUS 44 therefore authorizes the other to issue press releases highlighting such events.

9 **Compliance Requirements**

9.1 **Compliance.** The LICENSEE shall be solely responsible for obtaining and maintaining all necessary licenses, consents and approvals for the operation and exploitation of the Gaming Products in the manner contemplated herein, and fully comply throughout the Term with the terms and conditions of any such licenses, consents and/or approvals. The LICENSEE's use of the Gaming Products and operation of the Website(s) shall, throughout the Term, comply with all applicable legislation and regulations (collectively, "Applicable Legislation"), including, without limitation, gaming legislation, money laundering legislation, marketing and advertising legislation, privacy legislation, e-mail and "spam" legislation, consumer protection legislation, export control legislation, and any and all directives or guidelines of any applicable regulatory or governmental authority. In addition, the LICENSEE shall comply with all internal policies, rules and procedures (the "PLUS 44 Policies") established by PLUS 44 from time to time, including, without limitation, policies relating to money laundering and codes of conduct relating to the operation of the Website(s). The LICENSEE agrees that it shall not, directly or indirectly, use the Gaming Products on the Website(s) for any unlawful purpose and shall not encourage, direct, assist, induce, or otherwise permit any end user or prospective end user of the LICENSEE or any other third party to use the Gaming Products in contravention of any Applicable Legislation, PLUS 44 Policies or otherwise for any unlawful purpose.

9.2 **Information Request.** At the request of the other, each of the LICENSEE and PLUS 44 shall provide the other with all documentation and information establishing that the either one has obtained and/or is adhering to any and all necessary licenses, consents and approvals to operate an Internet-based gaming facility and that the either one is otherwise complying with all Applicable Legislation.

10 **Ownership**

10.1 **PLUS 44 Intellectual Property.** The parties acknowledge that PLUS 44 and/or its affiliates and/or licensors shall at all times remain the sole owner(s) of all right, title and interest in and to the Gaming Products, URLs and any and all Work Products (as defined

in **Schedule "D" Website(s) Development**) delivered pursuant to a Statement of Work (as defined in **Schedule "D" Website(s) Development**), including the game design, patents (or applications), copyright, trademarks, technology and source code relating thereto. The LICENSEE shall not have any ownership interest in and to the Gaming Products and the Work Products.

10.2 **LICENSEE Intellectual Property.** The parties acknowledge that the LICENSEE shall remain the owner of all intellectual property rights contributed by the LICENSEE to the Website(s) (excluding the Gaming Products), LICENSEE Materials (as defined in **Schedule "D" Website(s) Development**) and the Customer Information (as defined in **Subsection 11**), subject to PLUS 44's rights under **Schedule "D" Website(s) Development**.

10.3 **PLUS 44 License.** The LICENSEE grants to PLUS 44 and PLUS 44 accepts a non-exclusive, royalty-free, world-wide license during the Term to use LICENSEE Materials and Customer Information as PLUS 44 deems necessary for the purpose of PLUS 44 and its licensors performing its obligations under this Agreement and as otherwise set out herein, including the use by PLUS 44 of Customer Information for administrative purposes relating to matters contemplated hereunder.

10.4 **LICENSEE License.** PLUS 44 grants to the LICENSEE a royalty-free, non-exclusive, worldwide, non-sublicensable, non-transferable, non-assignable, revocable license during the Term to use the Work Products, for the sole purposes set out in the Agreement.

10.5 **Mutual License.** The parties grant to each other a royalty-free, non-transferable, worldwide license during the Term to use their respective trademarks and other intellectual property in accordance with the terms set out herein and the trademark guidelines of each party (including, in the case of PLUS 44, the LICENSEE's brand book), as amended from time to time.

11. **Customer Information and Reporting**

11.1 **Customer Information.** PLUS 44 shall maintain (or cause its authorized suppliers(s) or licensor(s) to maintain) databases containing data collected and stored by PLUS 44 relating to the LICENSEE's end users including names, addresses, email addresses, credit card numbers (including expiration dates), banking information and all transactions and wagers involving such customers and any other information that may be collected by PLUS 44 (collectively, "Customer Information"), and PLUS 44 shall make such information available to LICENSEE. PLUS 44 shall disclose the Customer Information to third parties on a confidential basis for the purposes of fulfilling the obligations for which it is, or others are, responsible for as contemplated herein.

11.2 **Data Protection.** The LICENSEE shall use the Customer Information strictly in accordance with Applicable Legislation, including applicable data protection and privacy directives and statutes. The LICENSEE shall obtain all necessary consents for the collection, use and disclosure of personal information of its end users of the Website(s) and, in connection therewith, develop, post on the Website(s) and fully comply with a privacy policy regarding Customer Information. The policy shall outline the manner in which personal information is collected, used and disclosed and the security measures and safeguards established by the LICENSEE related thereto.

11.3 **Information Disposal.** PLUS 44, at its discretion, may destroy any portion of the accounting information that PLUS 44 deems to be no longer relevant provided that thirty (30)-days' prior written notice be provided to the LICENSEE and the LICENSEE be given the opportunity to obtain any information about to be destroyed by PLUS 44, including a hard or soft copy thereof.

12. **Confidential Information**

12.1 **Confidential Information.** The parties acknowledge that it will be necessary for each of them to disclose or make available to each other information and materials (collectively, the "Confidential Information") that may be confidential or proprietary or may contain valuable trade secrets. For greater certainty, Customer Information shall be considered to be Confidential Information for the purposes of this Agreement.

12.2 **Protection.** Both during and after the Term, each of the parties agrees:

(a) to use commercially reasonable efforts to protect the Confidential Information of the other party from unauthorized use or disclosure and to use at least the same degree of care with regard thereto as it uses to protect its own Confidential Information of a like nature;

(b) to use and reproduce the Confidential Information of the other party only as permitted under this Agreement or as needed to perform its duties hereunder; and

(c) not to disclose or otherwise permit access to the Confidential Information of the other party to any third party (unless authorized in accordance with this Agreement), without the other party's prior written consent, which will not be unreasonably withheld, except as may be required by court orders, applicable regulatory authorities **(including the disclosure obligations of the Company pursuant to the Securities Exchange Act of 1934, as amended)** or as otherwise required by law.

12.3 **Disclosure.** Each party may disclose Confidential Information only to its affiliates, directors, officers, employees, agents, professional advisors, consultants and subcontractors, suppliers, licensors or its successors or assigns, and then only to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement, it being understood that such persons will be informed of the confidential nature of such Confidential Information and will be required to treat such Confidential Information in confidence.

12.4 **Loss of Confidential Status.** Information will not be considered to be Confidential Information if it:

(a) becomes publicly available through no fault of the disclosing party;

(b) is lawfully received from a third party having the right to disclose the information without restriction; or

(c) can be shown by the receiving party to have been independently developed prior to the execution of this Agreement.

12.5 **Injunction.** The parties agree that any breach by either party or any of its officers, directors, employees or sub-contractors, may cause immediate and irreparable harm to the other party and that, in the event of such a breach, the injured party will be entitled to seek injunctive relief as well as other remedies available at law.

12.6 **Return of Confidential Information.** Upon the expiration or termination of this Agreement, each party will return to the other party all Confidential Information (including all copies thereof) pertaining to the other party, except for the Customer Information that PLUS 44 is obliged to retain only in so far as is needed to fulfil its obligations with any regulatory agency, payment processor and customer service providers (including fraud and collusion investigations involving LICENSEE's end users) and in order to ensure that its databases (and related network infrastructure) continues to function without interruption on the condition that such Customer Information is retained in accordance with PLUS 44's obligations as set out herein.

13 Representations and Warranties

13.1 **PLUS 44.** PLUS 44 represents, warrants and covenants that:

(a) it is a corporation, duly organized in Panama and is in good standing and it will maintain its good standing throughout the Term;

(b) Plus 44 has exclusive legal right, power and ability, and throughout the term of this Agreement, will continue to have exclusive legal right, power and ability, to grant and authorize any access to, possession and use of and to license to the Gaming Products, free and clear of all liens, charges and encumbrances, and of any rights of third parties and without violating any applicable law, regulation, agreement or obligation. PLUS 44 provides no representation, warranty or covenant that the Gaming Products or the technology used to deliver same does not infringe the Intellectual Property of a third party.

(c) Plus 44 has the full, unrestricted right, power and authority to enter into and perform this Agreement and license to licensee the Gaming Products. Unless prevented from doing so by injunction or other rule of law, Plus 44 shall retain such full, unrestricted right, power, and authority throughout the term of this Agreement.

(d) As of the Effective Date of this Agreement, none of the Gaming Products are subject to any litigation or proceedings, and Plus 44 has no actual knowledge of any threat of such litigation or proceeding or of facts that would likely be the basis for instituting any such litigation or proceeding.

13.2 **LICENSEE.** The LICENSEE represents, warrants and covenants that:

(a) it is a corporation, duly organized and in good standing under the laws of its jurisdiction of incorporation and it will maintain its good standing throughout the Term;

(b) it has the full right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement;

(c) the entering into of this Agreement, and carrying out of its obligations hereunder, will not conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any agreement, commitment or instrument to which the LICENSEE is bound;

(d) the LICENSEE has obtained or will obtain (and will maintain throughout the Term) all necessary licenses, approvals, consents and other rights necessary to enter into this Agreement and to use and exploit the Gaming Products; and

(e) there is no action, suit or proceeding at law or in equity now pending or, to the LICENSEE's knowledge, threatened by or against or affecting the LICENSEE which would substantially impair its right to carry on its business as contemplated herein or adversely affect its financial condition or operations

14 **Indemnification**

14.1 **LICENSEE Indemnification.** The LICENSEE shall indemnify and defend PLUS 44, its affiliates, and their respective employees, agents, directors, officers, shareholders, contractors, representatives and affiliates from and against, any liability or expenses (including reasonable legal fees, expert witness fees, expenses, costs of settlement, and fines or other penalties levied by any governmental authority which regulates, or otherwise governs gaming activities) arising out of or relating to any claim by a third party relating to:

(a) a breach by the LICENSEE of any of its representations, warranties, or covenants contained herein, including, without limitation, a breach by the LICENSEE of any Applicable Legislation;

(b) the use and/or operation by the LICENSEE or any user of the Website(s), of the Gaming Products or the Services in an unlawful manner or for an unlawful purpose; and

(c) actual or alleged infringement by any LICENSEE Materials and/or marketing and promotional materials of the LICENSEE of any third party intellectual property or other rights

15. **Limitation on Liability and Disclaimers**

15.1 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE GAMING PRODUCTS, ANY WORK PRODUCTS AND SERVICES RENDERED BY THE PLUS 44 OR ITS AFFILIATES OR SUPPLIERS OR LICENSORS HEREUNDER ARE BEING PROVIDED ON AN "AS IS" BASIS PLUS 44 MAKES NO REPRESENTATIONS, WARRANTIES OR CONDITIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, REPRESENTATIONS, WARRANTIES OR CONDITIONS AS TO UNINTERRUPTED OR ERROR FREE SERVICE, NON-INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY, ACCESSIBILITY, SECURITY, MERCHANTABILITY, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE, AND THOSE ARISING BY STATUTE OR OTHERWISE, OR FROM A COURSE OF DEALING OR USAGE OF TRADE, WITH RESPECT TO ANY OF THE PRODUCTS AND SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING THE GAMING PRODUCTS, WORK PRODUCTS AND SERVICES

THE LICENSEE ACKNOWLEDGES THAT FROM TIME TO TIME, THE GAMING AND WORK PRODUCTS CAN FAIL AND THAT THE SERVICES PLUS 44 HAS AGREED TO PROVIDE UNDER THIS CONTRACT CAN BE DISRUPTED

15.2 NEITHER PLUS 44 NOR ITS AFFILIATES, SUPPLIERS, LICENSORS SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES UNDER THIS AGREEMENT, INCLUDING IN CONNECTION WITH THE USE OF THE GAMING PRODUCTS BY LICENSEE OR ANY OF LICENSEE'S END USERS, ANY WORK PRODUCTS OR SERVICES RENDERED BY PLUS 44 HEREUNDER OR ANY LOSS OF PROFITS, REVENUE, DATA OR DATA USE. THE LIABILITY OF PLUS 44, ITS AFFILIATES, SUPPLIERS, LICENSORS HEREUNDER, WHETHER IN CONTRACT OR TORT OR OTHERWISE, SHALL BE LIMITED TO DIRECT DAMAGES AND SHALL NOT EXCEED THE TOTAL AMOUNT OF FEES PAID BY LICENSEE TO PLUS 44 FOR THE GAMING PRODUCTS, WORK PRODUCTS OR SERVICES FOR THE *** PERIOD PRIOR TO TERMINATION OF THIS AGREEMENT OR, IF THE AGREEMENT HAS NOT BEEN TERMINATED, PRIOR TO THE DATE OF THE FIRST ALLEGED BREACH. NO ACTION, REGARDLESS OF FORM, ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT BY LICENSEE MORE THAN SIX (6) MONTHS AFTER THE FACTS GIVING RISE TO THE CAUSE OF ACTION HAVE OCCURRED, REGARDLESS OF WHETHER THOSE FACTS BY THAT TIME ARE KNOWN TO OR REASONABLY OUGHT TO HAVE BEEN DISCOVERED BY LICENSEE.

16 **Term and Termination**

16.1 **Term**. Subject to the termination provisions set out below, the term of this Agreement shall commence as of the Effective Date and shall remain for a period of Three (3) years (the "Initial Term") after the full commercial launch of the Website(s) (the "Go-Live Date") and shall be automatically renewed indefinitely for additional one (1)-year terms thereafter (a "Renewal Term") unless terminated by one of the parties in accordance with the terms herein (collectively, the Initial Term and any Renewal Term shall be referred to as the "Term").

16.2 **Mutual Termination Right**. Either party may terminate this Agreement upon providing 180 days' prior written notice to the other party prior to the expiry of the Term.

16.3 **Termination Due To Default**. Except as otherwise provided, either party (the "Non-Defaulting Party") may terminate this Agreement:

(a) upon failure of the other party (the "Defaulting Party") to comply materially with any term of the Agreement which failure is not cured within fourteen (14) days of written notice of such deficiency or, in the case of a breach by the LICENSEE of the compliance requirements in Section 9 hereof, five (5) business days' written notice of such deficiency;

(b) upon the Defaulting Party's becoming bankrupt or insolvent, or when a receiver, trustee or similar officer for all or substantially all of the Defaulting Party's property is appointed; or

(c) upon Defaulting Party's ceasing to carry on business in the ordinary course

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [***], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

16.4 **PLUS 44 Termination Rights**. In addition, PLUS 44 may terminate this Agreement:

(a) immediately without notice upon PLUS 44, its affiliates, suppliers or licensors becoming the subject of a third party civil or criminal inquiry, investigation or litigation or enforcement proceeding as a result of or in connection with the LICENSEE's activities under this Agreement;

(b) immediately without notice upon PLUS 44 being ordered, required or otherwise advised by a regulatory and enforcement authority (the "Gaming Authority") to terminate its relationship with the LICENSEE;

(c) immediately without notice upon a PLUS 44 being advised by a Gaming Authority that its relationship with the LICENSEE or any directors, officers, shareholders or principals of the LICENSEE adversely affects the status of any of PLUS 44's registrations, licenses, findings of suitability, approvals or applications for approval;

(d) immediately without notice upon the revocation or suspension of the right of the LICENSEE to operate an Internet-based gaming facility in the jurisdiction where the servers for its operations are located;

(e) immediately where the transaction processing services set out in **Schedule "B" Transaction Processing Services, Customer Service and Risk Management** attached hereto, with all possible notice, in the event PLUS 44 is no longer able, for reasons beyond its control, to provide or engage a third party to provide (or cause to provide) such services;

(f) upon one (1) months' written notice in the event (commencing not less than *** months after the Go-Live Date where the total LICENSEE's Royalty fees paid to PLUS 44 over any consecutive (3) month period falls below *** or

(g) immediately without notice where any of PLUS 44's agreements with its suppliers or licensors are terminated (but only in connection with that particular supply of service or product).

16.5 **Third Party Termination.** PLUS 44 may immediately terminate the license or sublicense of any particular Gaming Product or Service if PLUS 44 is no longer able (contractually or otherwise) to provide such Gaming Products.

16.6 **Obligations After Termination**. Upon termination of this Agreement:

(a) The LICENSEE shall immediately cease using or offering the Gaming Products, Work Products, Services, Confidential Information and other material owned by PLUS 44;

(b) The LICENSEE shall return to PLUS 44 any and all of PLUS 44's materials and copies thereof that are in the LICENSEE's possession and/or in the possession of the LICENSEE's agents, servants and employees; and

(c) The LICENSEE shall pay within fourteen (14) days of the termination, all amounts which have accrued prior to the end of this Agreement, as well as all

sums remaining unpaid for Gaming Products and Services ordered under this Agreement

(d) If the Agreement is terminated for any reason under subsections 16.3 or 16.4 due to the default of LICENSEE, then all Customer Information shall become the property of Plus 44 and LICENSEE shall have no further property rights in same

17 **Miscellaneous**

17.1 **Audit**. The LICENSEE shall have the right (once annually), at its expense, upon twenty (20) business days' written notice and during regular business hours, to inspect and audit the directly relevant books and records of PLUS 44 for the purposes of confirming the amount of Compensation owing to the LICENSEE hereunder Any such audit shall be conducted by a firm of independent certified public accountants In the event that there is an underpayment of Compensation due to the LICENSEE exceeding ten percent (10 %) of the total amount of Compensation owing for the reporting period audited, PLUS 44 shall reimburse the LICENSEE for the reasonable expenses of the audit For greater certainty, PLUS 44 shall reimburse the LICENSEE with an amount equal to the amount of any underpayment for the reporting period audited regardless of whether such underpayment of Compensation exceeds ten percent (10%) of the total amount of Compensation owing to the LICENSEE by PLUS 44

17.2 **Assignment**. The Agreement may not be assigned (for the purposes of the LICENSEE only and not PLUS 44 and only if the LICENSEE is a "private" company, a change in control shall be deemed to be an assignment) by the LICENSEE without the prior written consent of PLUS 44. PLUS 44 may assign this Agreement to an affiliate without the consent of the LICENSEE.

17.3 **Solicitation**. Without PLUS 44's express written permission, LICENSEE will not directly or indirectly solicit for the purposes of hiring and will not hire employees or consultants of PLUS 44 during the Term or for twelve (12) months after the Term.

17.4 **Currency**. Unless otherwise agreed to by the parties in writing, all amounts due by the LICENSEE shall be payable in U S currency

17.5 **Entire Agreement and Schedules**. With the exception of any non-disclosure agreements that may have been previously entered into by the parties, this Agreement and the Schedules attached and incorporated hereto, constitute the complete and exclusive statement of the agreement between the LICENSEE and PLUS 44. This Agreement supersedes all prior or contemporaneous agreements or representations between any PLUS 44 Party and the LICENSEE and/or entities affiliated with the LICENSEE, whether oral or written, including, for greater certainty, any letters of intent or term sheets relating to the matters set out herein In the event of any conflict or inconsistency between the terms of this Agreement and any Schedule, the terms of the Schedule shall prevail

17.6 **Force Majeure**. Neither party shall be liable to the other party for any delay or failure to perform its obligations hereunder due to strikes, labour disputes, riots, storms, floods, other natural disasters, explosions, acts of God, wars, acts of terrorism or threatened acts of terrorism nor shall PLUS 44 be liable to the LICENSEE for any delay or failure

caused by the performance of any of PLUS 44's subcontractors and suppliers or shortage of labour or materials

17 7 **Further Assurances**. Each of the parties shall do such acts and shall execute such further documents as the other party may in writing at any time and from time to time, reasonably request to be done and/or executed in order to give full effect to the provisions of this Agreement

17 8 **Good Faith.** The parties acknowledge to one another that each respectively intends to perform its obligations as specified in this Agreement in good faith

17 9 **Governing Law**. This Agreement and all Schedules shall be governed by and construed in accordance with the laws of the Republic of Panama

17 10 **Arbitration**. Any controversy or claim arising out of or relating to the License Agreement as amended herein, or breach thereof, shall be settled by binding arbitration administered by the International Center for Dispute Resolution, Dublin, Ireland under its International Arbitration Rules and judgment on the award rendered by the single arbitrator shall be final and may be entered in any Court of competent jurisdiction The arbitration shall be held in Canada. As soon as an arbitrator has been selected the arbitration hearing shall be held within 90 days and an award shall be issued within 30 days thereafter The arbitrator shall have discretion in his award to allocate the costs of the arbitration including but not limited to the arbitrator's fees, respective attorney's fees, costs and expert witness fees).

17.11 **Headings.** Section headings contained herein are included solely for convenience and are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of the Agreement or to affect the interpretation hereof.

17 12 **Interpretation**. In the interpretation of this Agreement or any provision hereof, no inference shall be drawn in favor of or against any party by virtue of the fact that one party or its agents may have drafted this Agreement or such provision

17 13 **No changes**. This Agreement may not be modified unless agreed to in writing by both parties

17 14 **No Partnership**. The relationship of PLUS 44 to the LICENSEE under this Agreement is that of an independent contractor This Agreement does not constitute a partnership, joint venture, agency, franchise or other form of joint enterprise between the parties. Persons engaged by a party in performance of its respective obligations hereunder will not be deemed to be employees, subcontractors, agents or other representatives of the other party

17.15 **Notices**. Unless otherwise provided in this Agreement, any notice provided for under this Agreement shall be in writing and forwarded to the address set out below or to such other or additional address as one party has by written notice given to the other party Any notice shall be sufficiently given:

(a) upon receipt when delivered personally;

(b) when receipt is electronically confirmed, if faxed or delivered by electronic mail (with a hard copy to follow via first class mail, postage prepaid); or

(c) three (3) days after deposit with a reputable overnight courier

(i) **If to PLUS 44:** **Plus 44 Holdings Inc.**
Apartado Postal 5216, Panama City 5, Republic of Panama
Telephone: +507 269-2255
Fax: +507 269-1552
Email: director@plus44holdings.com
Attention: Director

(ii) **If to the LICENSEE:** **Cuchulainn Holdings Inc.**
Edificio ADR, Piso 13
Avenida Samuel Lewis y Calle 58
Obarrio, Panama City
Republic of Panama
Email: lshirley@shirleylaw.com
Attention: Luis A. Shirley C.

17.16 **Number and Gender.** Words importing the singular include the plural and vice versa, and words importing gender include both genders.

17.17 **Severability.** If any part of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force.

17.18 **Survival. Sections and Subsections 2.1, 4, 6, 7, 8.1, 9, 10, 10.1, 10.2, 11, 11.2, 12, 14, 15, 16.6, 17.3, 17.4, 17.6, 17.7, 17.8, 17.9, 17.10, 17.11, 17.12, 17.13, 17.14, 17.16, 17.16, 17.17, 17.18, 17.20** shall survive the expiry or termination of this Agreement.

17.19 **Press Releases.** Unless immediately required by regulatory initiative or securities law, in which case, PLUS 44 shall be permitted to issue to issue a press release documenting the materiality of this Agreement, within thirty (30) days of the commercial launch of the Website(s), PLUS 44 shall draft a joint press release for approval, such approval not to be unreasonably withheld, by the LICENSEE announcing the arrangements contemplated herein. Subject to this Subsection 17.19 and as further contemplated herein, no other press release shall be released by either party in respect of this Agreement without the express written approval of the other party.

17.20 **Waiver.** No waiver by either party of any provision of the Agreement shall be binding unless made expressly and confirmed in writing. Any such waiver shall relate only to such matter, non-compliance or breach and shall not apply to any subsequent or other matter, non-compliance or breach.

17.21 **Facsimile/Counterpart.** This Agreement may be executed in counterparts and/or by facsimile or scanned and e-mailed, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

(Execution Page is Next Page)

IN WITNESS WHEREOF the parties have executed this Agreement on the date first written.

PLUS 44 HOLDINGS INC

Per: ____________________
Name: Juan Montes
Title: President
Date November 14, 2007

CUCHULAINN HOLDINGS INC.

Per: ____________________
Name: Luz G. Quintanar
Title: Vice President
Date November 14, 2007

Of which the following Schedules are agreed

1. Schedule "A" Gaming Products and Compensation
2. Schedule "B" Transaction Processing Services, Customer Service and Risk Management
3. Schedule "C" Hosting
4. Schedule "D" Website(s) Development

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [***], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

Schedule "A" Gaming Products and Compensation

Unless otherwise defined, capitalized terms herein shall have the meanings ascribed to them in the Agreement

Royalty Example:

Gross Deposits		500,000
Console Gaming Revenues	300,000	
Total	300,000	300,000 (A)
Free bets / promotional bonuses / house deposits (est 7 5% of deposits)	(37 500)	(37,500)
Chargebacks (est 1 5% of deposits)	(7,500)	(7 500)
Total	(45,000)	(45,000) (B)
Gross Margin		255,500 (A) – (B) = (C)
less Royalty Fee of 20% of Gross Margin	(51 100)	(51 100)
less Transaction Processing Fees (estimated at 10% of Gross Deposits)	(50,000)	(50,000)
less Customer Service at 3 5% of Gross Margin	(8,942)	(8,942)
Total	(110,042)	(110,042) (D)
Settlement due to the LICENSEE		$145,548 (E) = [(C) – (D)]

1 **List of licensed Gaming Products**

1 1 Console Gaming Software and User Interface

1 2 And any other Gaming Product offering that PLUS 44 and LICENSEE agree in writing to add from time to time.

2 **Royalty Fees**

2 1 **Payment.** A monthly royalty fee (the "Royalty Fee") is due to PLUS 44 from the LICENSEE for all Gaming Products licensed to LICENSEE, which Fee shall be applicable after the Go-Live Date The Royalty Fee for each Gaming Product shall be calculated as a percentage of the Gross Margin generated by the LICENSEE in the relevant month as follows:

The greater of * * * per month, or,

(a) * * * of Gross Margin in excess of ** and up to * * * per month;

(b) * * * of Gross Margin in excess of * * * and up to * * * per month, plus

(c) * * * of Gross Margin in excess of * * * per month.

The Royalty Fee owing hereunder shall be deducted by PLUS 44 from the Gross Margin (as defined below) payable to LICENSEE, in accordance with the general payment terms set out below

3 **Definitions**

3.1 **"Console Gaming Revenues"** means the total (less applicable third party fees) commissions earned relating to end users utilizing access through the URLs

3.2 **"Gross Deposit"** means the gross amount deposited by users of the Website(s) by way of credit card or other payment method

3.3 **"Gross Margin"** means, for any given calendar month, the figure resulting from the calculation of the Console Gaming Revenues (generated by the LICENSEE for all Gaming Products less the following auditable adjustments:

(a) Chargebacks (as defined in **Subsection 2.2** of **Schedule "B" Transaction Processing Services, Customer Service and Risk Management** or fraudulent transactions (including end user collusion);

(b) any applicable taxes;

(c) free bets (as agreed to by LICENSEE and PLUS 44 prior to implementation of free bet program); and/or

(d) promotional bonuses (as agreed to by LICENSEE and PLUS 44 prior to implementation of promotional bonus program).

4 **Transaction Processing Fees**

4.1 **Payment.** The LICENSEE shall pay to PLUS 44 the transaction processing fees (the "Transaction Processing Fees") as set out in **Schedule "B" Transaction Processing Services, Customer Service and Risk Management.**

5 **Customer Services**

5.1 **Payment.** The LICENSEE shall pay to PLUS 44 a customer service and risk management fee as set out in **Schedule "B" Transaction Processing Services, Customer Service and Risk Management.**

6 **General Payment Terms**

6.1 **Taxes.** The LICENSEE shall be responsible for the payment of any and all applicable sales or other taxes in respect of the payment arrangements hereunder. For the purposes of this section, "taxes" means all taxes, imposts, rates, levies, assessments and governmental fees or dues levied, assessed or imposed, including income, sales, goods and services, excise, use, property, capital, business transfer and value added taxes. The LICENSEE shall be (as between the parties) solely and exclusively responsible for the payment of any betting and other taxes applicable to the offering of the Gaming Products from the jurisdiction of the LICENSEE's Online Gaming License. In the event that the LICENSEE is required by any applicable law to deduct any amount from the amounts to be paid to PLUS 44 under this Agreement on account of withholding taxes or any other taxes or levies of any kind, the LICENSEE agrees that it shall pay all such additional amounts so that the net amount received by PLUS 44 is the compensation specified in this Agreement. In the event that PLUS 44 is required by any applicable law to deduct any amount from the amounts to be paid to the LICENSEE under this Agreement on account of withholding taxes or any other taxes or levies of any kind, the LICENSEE agrees that it shall not be entitled to any gross-up in the amount of payment in the event of any such withholding.

6.2 **Timing.** The LICENSEE acknowledges and agrees that, where applicable, the compensation due to PLUS 44 by the LICENSEE as provided in this Schedule and otherwise in the Agreement, shall be deducted and retained by PLUS 44 on a monthly basis in accordance with the standard reconciliation and settlement reports issued by PLUS 44 to the LICENSEE Upon receipt of the LICENSEE's funds, any and all amounts owing to the LICENSEE shall be sent to the LICENSEE no later than thirty (30) days after the applicable month. If in the event the funds are not received by PLUS 44 for any reason whatsoever, PLUS 44 shall not be liable for these funds.

6.3 **Method of Payment.** As amounts become payable to either party under this Agreement, and unless otherwise agreed in writing, the party making the payment shall do so by facilitating a wire-transfer to a pre-designated account stipulated by the other party Payments shall be deemed to be made upon the date of transfer from the transferor's bank

6.4 **Survival.** The payment obligations of the LICENSEE under this **Schedule "A" Gaming Products and Compensation** survive the termination of the Agreement.

6.5 **Calendar Month.** For the avoidance of doubt, the Royalty Fees shall be calculated strictly on a calendar month-by-month basis, and the LICENSEE shall not be entitled to set off any negative Gross Margin made in any one calendar month against any positive Gross Margin made in any other calendar month.

6.6 **Security Interest.** As continuing and collateral security for a material breach of this Agreement, the LICENSEE hereby grants to PLUS 44, by way of mortgage, charge, assignment and transfer, a security interest in, all present and future right, title and interest of the Licensee in and to the Customer Information, and hereby authorizes PLUS 44 to take any such action it deems necessary to perfect or protect its charge and security interest in the Customer Information. For greater certainty the parties confirm that the foregoing rights are in addition to any other rights or remedies that PLUS 44 might have under this Agreement or otherwise at law.

7. **Website(s) Hosting Fees**

7.1 **Website(s) Hosting Fee.** The LICENSEE shall pay to PLUS 44 the Website(s) hosting fees as provided below:

Hosting or Related Services	Fee Amount
Standard hosting of the Gaming Products	*** above cost
Additional Hosting Services	Other services are available upon request at then-standard PLUS 44 rates.

8. **Website(s) Development Fees**

8.1 **Website(s) Development Fees.** The LICENSEE shall pay to PLUS 44 the Website(s) development fees, if such services are required, as set out in the applicable Statement of Work as provided in **Schedule "D" Website(s) Development** and as otherwise set out in the then-standard PLUS 44 rates, which are currently *** per hour, and as agreed to in writing by the parties

9. **Estimated Set Up Fees**

9.1 **Set Up Fees.** There is an upfront cost to the LICENSEE of an estimated *** which is waived:

Schedule "B" Transaction Processing Services, Customer Service and Risk Management

Unless otherwise defined, capitalized terms herein shall have the meanings ascribed to them in the Agreement.

TERMS AND CONDITIONS

1 **Transaction Processing Services and Customer Service**

1.1 **Services.** Subject to the terms and conditions set out in the Agreement, PLUS 44 shall render to the LICENSEE (or cause to be rendered) processing services for the payment transactions, customer service inquiries, settlements, Chargebacks and other transactions (collectively, the "Transactions"). The processing services (the "Processing Services") to be provided to LICENSEE hereunder shall consist of the following:

(a) Deposits

(i) Deposit methods such as NETeller, Firepay, ACH, Credit Card, Bank Wire and Western Union (to the extent any such deposit methods are available)

(ii) Minimum Deposit [***]

(iii) Maximum Deposit [***]

(iv) Maximum monthly Deposit [***] and [***] or Hyperactive

(v) No Maximum limit on Western Union deposits

(vi) ACH Maximum deposit is to be determined

(vii) Full bin and credit card routing to be determined by PLUS 44 or its nominated representative

(viii) Bin routing

(ix) Management and reconciliation of payment gateways

(b) Withdrawals

(i) Processing and managing Chargebacks

(ii) Daily withdrawal monitoring and preparation

(iii) Address verification for check withdrawals

(iv) Fraud screening

(v) Minimum Withdrawal [***]

(vi) Fed Ex of checks

(c) Customer Service

(i) Provision of Customer Service via telephone, Live Person (or similar) and email

(ii) Withdrawal inquiries

(iii) Account information

(iv) Company information

(v) General information

1.2 **Third Parties**. PLUS 44 may use the services of third parties (the "Third Party Processors") acceptable to PLUS 44 in its sole discretion, for the purposes of rendering the Processing Services, such as processing companies, customer service agencies, banks or other credit card processing companies.

1.3 **Chargebacks.** PLUS 44 shall not be liable to the LICENSEE, or to any other party (including any of the LICENSEE's customers) for credit card transactions that are successfully disputed by a cardholder resulting in a credit to a cardholder and a debit to PLUS 44 (the "Chargebacks" as further defined in Subsection 2.2), fraudulent transaction involving any element of fraud or collusion or unauthorized transactions processed through the Internet, howsoever or wheresoever originated. PLUS 44 shall not be responsible, nor shall PLUS 44 be liable to the LICENSEE to provide as part of the Processing Services the means to intercept or control fraudulent or unauthorized credit/debit card transactions.

1.4 **Data Loss.** PLUS 44 shall not be liable for any loss of data in transit between the LICENSEE and PLUS 44 or between the LICENSEE's customers and PLUS 44 or between PLUS 44 and the Third Party Processors.

1.5 **Payment Default.** PLUS 44 shall not be responsible to the LICENSEE or its customers for any failure by the Third Party Processors (howsoever arising) to pay to PLUS 44 funds received from the LICENSEE's customers.

1.6 **Risk of Collection.** The LICENSEE shall bear all collection risk (and all associated costs), including without limitation Chargebacks, theft, credit card fraud and any other type of credit card fraud.

1.7 **Liability for Collection.** Without limiting the generality of Subsections 1.2 through 1.6, should PLUS 44 utilize the services of a Third Party Processor in respect of the Processing System, PLUS 44 shall only be responsible for the payment to the LICENSEE of any and all monies owing to the LICENSEE hereunder which PLUS 44 is able to collect from such Third Party Processors less the Transaction Processing & Customer Service Fees.

2 **Fees, Chargebacks, and Reserve.**

2.1 **Fees.**

(a) LICENSEE agrees to pay to PLUS 44 a customer service [***] of the Gross Margin.

(b) LICENSEE agrees to pay and PLUS 44 shall be entitled to receive the amounts of the Processing Services Fees as set out below (which rates may change from time to time at PLUS 44 sole discretion). In addition, the LICENSEE agrees to reimburse PLUS 44 for all reasonable out-of-pocket expenses and disbursements, if any, incurred by PLUS 44, and for all third party charges and expenses pertaining to the Processing Services that the LICENSEE has requested PLUS 44 to pay directly (the "Third Party Expenses").

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [***], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

Transaction Processing Service	Fee Amount
Internet Gaming Credit Card Transactions	* * *
E-Wallet Credit Card Transactions	* * *
Telephone Credit Card Transactions	* * *
Credit Card Transaction Fee	* * *
ACH Fee	* * *
Firepay Fee	* * *
NETeller Fee	* * *
Western Union Fee, if available	* * *
Bank Wire Fee	* * *
Fraud Screening	* * *
Chargeback Fee	* * *
Rolling Reserve (if required)	[redacted] * * * [redacted]
Cheque Issuance Fee	* * *
Fed Ex – Standard	* * *
Fed Ex – International	* * *

(c) PLUS 44 is hereby authorized and shall deduct and retain the fees for Transaction Processing Services, customer service and risk management fees and Third Party Expenses from the monthly Gross Margin.

(d) The fees in Subsection 2 and Rolling Reserve (if required) are subject to change in PLUS 44's sole discretion.

(e) Notwithstanding anything in this Agreement to the contrary, PLUS 44 shall have the right in its sole and absolute discretion, upon written notice, to increase the Transaction Processing & Customer Service Fees as necessary to offset any direct or indirect increase in the costs of providing Processing Services due to:

(i) changes in the amounts charged to PLUS 44 (or its Third Party Processor(s)) in connection with the Processing Services by any bank, financial institution, settlement agent or other party;

(ii) changes in the rules, regulations or operating procedures of the Transactions;

(iii) any additional requirement imposed by applicable law or any governmental agency or regulatory authority;

(iv) any increase in communications costs charged to PLUS 44 (or its Third Party Processor(s)) by communications common carriers; or

(v) any increase in administrative costs incurred by PLUS 44 (or its Third Party Processor(s)).

2.2 **Chargebacks.** The LICENSEE shall reimburse PLUS 44 for all approved and settled Transactions (pursuant to use of credit cards, debit cards, bank cards, electronic funds transfer and other payment services, including Internet-based payment services such as NETeller, ACH and others) which are at any time refused, returned, debited, or charged back by the relevant bank, financial institution, settlement agent or other party for any reason whatsoever (the "Chargebacks"). The total amount of Chargebacks plus any applicable and penalties will be set

out in PLUS 44 standard monthly reports and deducted on a monthly basis from amounts owing to the LICENSEE as set out therein. The payment obligations of the LICENSEE under this Subsection 2 2 shall survive the termination of the Processing Services being rendered by PLUS 44 and the termination of the Agreement.

3 **Reserve**

3 1 PLUS 44 reserves the right to establish a reserve account (the "Reserve Account") to ensure recovery of any liabilities owed to PLUS 44 or third parties or reasonably anticipated to be owed to such parties by the LICENSEE pursuant to this Schedule, including, without limitation, all liabilities in respect of actual and/or potential post-termination Chargebacks, post-termination fees and charges, penalties and fines, indemnifications and expenses due or anticipated to be due in connection with the Transactions. Funds in the Reserve Account shall be held by an PLUS 44-designated third party merchant processor on behalf of PLUS 44. The Reserve Account shall be funded and/or replenished, and maintained, as specified by PLUS 44 from time to time and otherwise pursuant to this Schedule

3 2 Subject to the rights of PLUS 44 hereunder, funds held in the Reserve Account shall be returned to the LICENSEE six (6) months after placement in the Reserve Account. Notwithstanding the foregoing, PLUS 44 shall have the right to withdraw from the Reserve Account any and all amounts owed to it hereunder upon one (1) day's written notice to the LICENSEE. PLUS 44's rights to sums owed to it by the LICENSEE under this Schedule shall in no way be limited by the balance or existence of the Reserve Account. PLUS 44's rights with respect to the Reserve Account shall survive the termination of the Processing Services and the termination of the Agreement. All interest which may accrue in respect of the Reserve Account shall be for the sole account of PLUS 44 and/or other parties involved in rendering the Processing Services.

3 3 PLUS 44 reserves the right to require the LICENSEE, pursuant to the direction of credit card issuers and other financial institutions or intermediaries or otherwise, or as PLUS 44 may determine, in its sole discretion, to advance additional amounts for inclusion in the Reserve Account based on, among other things, the LICENSEE's processing history and/or anticipated risk of loss to PLUS 44 or other third parties in connection with the Transactions. The Reserve Account shall be maintained for a minimum of six (6) months during and after the termination of the Processing Services and for any period thereafter during which the disputes of customers of the LICENSEE may remain valid under contracts, rules and procedures governing payment methods used by such customers and serviced by the Processing Services or the determination of which by any legal, administrative or other dispute resolution process remains subject to right of appeal.

4 **LICENSEE Covenants**

4 1 **Compliance and the LICENSEE's Procedures.** The LICENSEE shall adopt policies and procedures necessitated by applicable laws and regulations which are applicable to its entire operations and by contractual requirements binding upon the LICENSEE in connection with its acceptance of payments by use of credit cards, debit cards, bank cards, electronic funds transfer and other payment services. The LICENSEE shall advise PLUS 44 of all applicable laws, regulations and contractual requirements binding on the LICENSEE that may affect PLUS 44's provision of Processing Services hereunder.

4 2 **Testing Before Commencement of Processing Services.** The LICENSEE shall afford PLUS 44 (or its Third Party Processors), before commencement of the Processing Services, a reasonable opportunity to test facilities, equipment, databases, communications links, security and other property, arrangements and service delivery channels and processes in order to confirm that delivery of Processing Services may commence, and the LICENSEE shall co-

operate with the reasonable requests of PLUS 44 in connection with the establishment of the Processing Services.

4.3 **Accuracy of Information.** The LICENSEE shall, from time to time and in accordance with the reasonable request and procedures of PLUS 44, confirm the accuracy of the LICENSEE application information that has been provided to PLUS 44 in respect of the Processing Services. The LICENSEE hereby authorizes PLUS 44 to investigate and verify the information herein and the information concerning the LICENSEE provided to PLUS 44 by the LICENSEE. For this purpose, the LICENSEE authorizes PLUS 44 to obtain information from credit bureau or reporting agencies or other entities.

5. **Indemnity by the LICENSEE.** In addition to, and without limiting in any way the indemnification provided in the Agreement, the LICENSEE shall indemnify PLUS 44 from, and defend PLUS 44, its parent and affiliated companies, and their respective employees, agents, and affiliates, from and against, any liability, expenses, penalties, fines and other charges (including reasonable legal fees, expert witness fees, expenses, and costs of settlement) arising out of or relating to any claim by a third party relating to: the breach by the LICENSEE of any provision of this Schedule, including, without limitation, the obligation of the LICENSEE to pay and reimburse PLUS 44 any amount in respect of Chargebacks or other fees, as required herein. The LICENSEE shall indemnify PLUS 44 from any costs and expenses incurred in connection-with the enforcement of this indemnity provision. The obligations of the LICENSEE hereunder shall survive the termination of Processing Services being rendered hereunder and pursuant to the Agreement.

6. **Reporting.** The LICENSEE acknowledges that PLUS 44 may be required, from time to time, to report the LICENSEE's business name and the names, identification of its principals and other information to banks or other financial institutions (or their respective agents) in connection with the processing, clearing and/or settlement of payment transactions or other transactions hereunder. PLUS 44 shall provide the LICENSEE with prompt notice of any such reports. The LICENSEE shall provide all relevant and requested information and waives and shall hold harmless PLUS 44 from any claims that the LICENSEE may raise as a result of such reporting. This provision shall survive the termination of the Processing Services and the Agreement.

7. **Set-Off.** Without limiting the rights and remedies of PLUS 44 under this Schedule, at law and in equity, and regardless of the adequacy of any collateral, any payments and amount credited by or due from PLUS 44 to the LICENSEE and any securities or other property of the LICENSEE in the possession of PLUS 44 may be applied to or set off against the payment when due of any or all obligations and liabilities of the LICENSEE to PLUS 44, including liabilities and obligations that are direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

Schedule "C" Hosting

Unless otherwise defined, capitalized terms herein shall have the meanings ascribed to them in the Agreement

TERMS AND CONDITIONS

1. **Hosting and Related Services**. PLUS 44 (or its suppliers) shall host the Gaming Products on servers for access by Internet users, and provide such other hosting and related services to the LICENSEE as agreed to in writing by the parties from time to time (collectively, the "Hosting Services")

2. **Fees**. In consideration of the Hosting Services rendered to the LICENSEE by PLUS 44 and pursuant to these terms and conditions, the LICENSEE shall pay to PLUS 44 a fee in respect of the Hosting Services as set out in Schedule "A" Gaming Products and Compensation and otherwise in accordance with the PLUS 44 published Hosting Services Fee Schedule, as amended from time to time. PLUS 44 shall be entitled to stop providing the Hosting Services until payment of any outstanding amounts is received.

3. **LICENSEE Warranties**. In addition to the representations and warranties of the LICENSEE set out in the Agreement, the LICENSEE represents, warrants and covenants that:

   3.1 the Website(s) shall not contain any viruses, trojan horses, trap doors, back doors, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information;

   3.2 the Website(s) shall not interfere with or disrupt other users of PLUS 44's network, network services, hardware, or other network equipment. Disruptions include, without limitation, distribution of unsolicited advertising or chain letters, repeated harassment of other network users, falsifying one's identity for improper or illegal purposes and sending unsolicited mass email through the PLUS 44 network;

   3.3 the Website(s) is owned by or licensed by the LICENSEE and the LICENSEE has the authority to provide it to PLUS 44 to allow PLUS 44 to perform the Services;

4. **Termination**. PLUS 44 may terminate the provision of the services set out in this Schedule upon thirty (30) days' written notice if PLUS 44 has reasonable grounds to believe that the LICENSEE is, directly or indirectly, utilizing the Website(s) for the purposes set out in Section 3.0 above, PLUS 44 may also suspend or terminate the Hosting Services set out herein immediately upon notice to the LICENSEE. In the event of termination or suspension, all amounts owing by the LICENSEE to PLUS 44 in respect of hosting and related services hereunder rendered up to the date of termination, shall become due and payable thirty (30) days' after termination.

Schedule "D" Website(s) Development

Unless otherwise defined, capitalized terms herein shall have the meanings ascribed to them in the Agreement

TERMS AND CONDITIONS

1 **Website(s) Development Services.** PLUS 44 shall assist the LICENSEE with design and development services (the "Development Services") in connection with the creation and development of the Website(s) (including, the design of logos, graphics and overall "look and feel" of the Website(s), and the design customization of standard features of the Gaming Products) as more particularly set forth in written statements of work (the "Statement of Work") agreed to and signed by both parties from time to time and attached and made a part of the Agreement The LICENSEE shall have the right to modify and change the Website(s) (excluding the Gaming Products), at no charge to the LICENSEE, and shall be provided with access to the Website(s) via a File Transfer Program

2 **Changes to Statement of Work.** Additions or modifications to a Statement of Work may be accomplished through the use of a change order (the "Change Order") A Change Order must be in writing, and shall include a statement of any additional development fees and any changes to the specifications or delivery dates. A Change Order must be signed by both parties in order to be effective and will become part of the applicable Statement of Work

3 **LICENSEE Obligations.** The LICENSEE shall co-operate with and assist PLUS 44 by providing to PLUS 44 such information and such access to the LICENSEE's personnel, facilities, equipment, databases, software, content, domain names, trademarks, trade names and service marks, or other information, documentation or resources as described in a Statement of Work, or as PLUS 44 otherwise reasonably requires to assist with the Development Services, upon request by PLUS 44 and in the format to be agreed upon by the parties (the "LICENSEE Materials") The timely, complete, and accurate provision by the LICENSEE to PLUS 44 of the LICENSEE Materials shall be a condition precedent to PLUS 44 meeting the delivery dates and any other obligations of PLUS 44 described in each Statement of Work Unless expressly agreed otherwise by the parties in writing, the LICENSEE shall be solely responsible for obtaining and maintaining the domain name registration for the Website(s)

4 **Acceptance Testing.** Immediately upon completion of each Statement of Work and delivery of all applicable work products (the "Work Products") by PLUS 44 to the LICENSEE, the LICENSEE shall have fourteen (14) days to test the general function and operation of such Work Products, and evaluate the same to determine whether the Work Products materially comply with the acceptance criteria set forth in the applicable Statement of Work, the specifications set out in the Statement of Work and as otherwise set forth herein Within such fourteen (14) day period, the LICENSEE shall provide PLUS 44 written notice stating why any Work Products are unacceptable PLUS 44 shall use commercially reasonable efforts to correct the material deficiencies as soon as practical, in any event, no later than fourteen (14) days after receipt of such notice. The LICENSEE shall then have another fourteen (14) days to test and re-evaluate the corrected Work Products. This procedure of acceptance testing and correction shall be repeated until the LICENSEE, acting reasonably, accepts the Work Products in accordance with the terms above If the LICENSEE does not give written notice to PLUS 44 within the fourteen (14) day testing period that the Work Products do not satisfy the acceptance criteria, the LICENSEE shall be deemed to have accepted the Work Products upon expiration of such period

5. **Fees.** The LICENSEE agrees to pay the Compensation as set out in each Statement of Work, plus all applicable taxes and duties thereon, and to reimburse PLUS 44 for all reasonable out-of-pocket expenses and disbursements, if any. The LICENSEE acknowledges and agrees that all fees are due immediately upon receipt of an invoice from PLUS 44. PLUS 44 shall be entitled to stop rendering the Development Services and not deliver any Work Product until payment of such outstanding amounts is received.

6 **Performance Warranty**. PLUS 44 warrants that, for a period of one hundred and eighty days (180) days from the date of acceptance by the LICENSEE of the Work Products under a Statement of Work, the Work Products will perform substantially in accordance with the specifications set forth in the applicable Statement of Work. If any such Work Products do not perform during such period, PLUS 44 will use its reasonable best efforts to correct, at no cost to the LICENSEE, errors in such Work Products to make such Work Products comply with the specifications set out in the Statements of Work provided that:

6.1 The Work Products have been properly used by the LICENSEE in accordance with any documentation or instructions given by PLUS 44 to the LICENSEE in connection therewith;

6.2 the LICENSEE notifies PLUS 44 forthwith and describes with specificity the nature of the suspected errors and of the circumstances in which they occur; and

6.3 The LICENSEE or any third party, other than PLUS 44, has not changed or modified the respective Work Products

7 **Termination**. Without limiting the termination rights of the parties set out in the Agreement, the LICENSEE may terminate a Statement of Work upon fourteen (14) days' written notice. In the event of such termination, all amounts owing by the LICENSEE to PLUS 44 in such Statement of Work shall immediately become due and payable

8 **Conflict**. In the event of any inconsistency between a Statement of Work and this Schedule, the terms of the Statement of Work shall prevail.